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infoUSA Inc.
(Name of Registrant as Specified In Its Charter)

Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Advertisement paid for by Dolphin appearing in the Midwest regional edition of USA Today on May 23, 2006.

TO ALL infoUSA STOCKHOLDERS:

DO YOU WANT DIRECTORS WHO JUST ROLL OVER?

              Vinod Gupta                Bill Fairfield                Anshoo Gupta
                  George Haddix                   Elliot Kaplan               Martin Kahn
                  Vasant Raval              Bernard Reznicek         Dennis Walker

Your Company has spent your money on an 80 foot yacht—the “American Princess”—jet planes, a skybox, personal residences, luxury automobiles and more . . . for the benefit of the Chairman and CEO Mr. Vinod Gupta.

The Board has given pieces of your Company to Mr. Vinod Gupta through sizeable option grants, in what looks like a creeping takeover.

Mr. Vinod Gupta tried to buy your Company at $11.75 a share after telling you it was worth $18.00 a share. The special board committee seeking greater value for you was shut down by the full board led by Mr. Vinod Gupta.

Your Company’s profitability has stagnated, its margins have declined and it continues to trade at a discount to its peers.

Maybe this is why the Corporate Library, a leading corporate governance rating agency, gave infoUSA a “D” in its Board Composition Rating.

….OR DIRECTORS WHO WILL STAND UP FOR YOUR INTERESTS?

Dolphin has nominated three directors who are:

√ Independent of infoUSA, its top management and Dolphin

√ Highly experienced and qualified in improving public companies

√ Committed to real stockholder value through real accountability

√ Strongly endorsed by ISS and Glass Lewis, the world’s leading independent proxy voting advisory services

√ Serving only to benefit YOU

THE ANNUAL MEETING IS JUST DAYS AWAY
NOW YOU HAVE THE POWER TO CHANGE infoUSA—YOUR VOTE COUNTS!
VOTE THE BLUE PROXY CARD FOR DIRECTORS WHO WILL STAND UP FOR YOUR INTERESTS

If your shares are held by your bank or broker, your vote is CONFIDENTIAL.
If you have any questions, or need any assistance in voting your shares, please call Innisfree M&A Incorporated at 1-888-750-5834.
Want to know more about what’s happening at infoUSA? Visit Dolphin’s Web site at www.iusaccountability.com.

Paid for by Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners L.L.C.